SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

LOOKSMART, LTD.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING

LOOKSMART, LTD.

625 Second Street

San Francisco, California 94107

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) to be held at our headquarters at 625 Second Street, San Francisco, California, on Wednesday, June 15, 2005, at 9:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect one director for a three-year term expiring at the annual meeting of stockholders in 2008;

(2)	To ratify the appointment of the accounting firm PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record on the books of the Company at the close of business on April 18, 2005, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection at the offices of LookSmart, 625 Second Street, San Francisco, California, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions on your proxy card. Mailing your proxy(ies) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

A copy of LookSmart’s annual report for the year ended December 31, 2004, is enclosed with this notice. The annual report, proxy statement and enclosed proxy are being furnished to holders of common stock and Chess Depository Interests (CDIs) on or about April 30, 2005.

By order of the board of directors,

Erik F. Riegler, Esq.

Vice President, General Counsel and Secretary

April 30, 2005

Your vote is very important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

LookSmart, Ltd.

625 Second Street

San Francisco, California 94107

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the board of directors of LookSmart for use in voting at the annual meeting of stockholders to be held at 9:00 a.m., local time, on Wednesday, June 15, 2005, at our headquarters located at 625 Second Street, San Francisco, California, and any postponement or adjournment of that meeting. The Company’s telephone number is (415) 348-7000. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

LookSmart’s common stock is traded on the Nasdaq National Market and its Chess Depository Interests (CDIs) are traded on the Australian Stock Exchange (ASX). CDIs are exchangeable, at the option of the holder, into shares of common stock at a rate of one CDI per share of common stock. Please see Exhibit A for additional disclosures required by the ASX.

These proxy solicitation materials were mailed on or about April 30, 2005, together with the Company’s annual report, to all holders of common stock or CDIs entitled to vote at the meeting.

Record Date and Outstanding Shares

Only stockholders of record on the books of the Company at the close of business on the record date, April 18, 2005, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 113,750,931 shares of common stock outstanding and held of record by approximately 423 stockholders.

Voting and Solicitation

Each stockholder and each CDI holder may vote in person at the annual meeting or by proxy. If you are the record holder of your shares or CDIs and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder (proxies cannot be voted for a greater number of persons than the number of nominees named). If no specific instructions are given, the shares will be voted FOR the election of the nominee for director set forth herein and FOR ratification of the appointment of independent auditors. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. On all matters to be voted on, each share and each CDI has one vote.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

The candidate for election as director at the annual meeting who receives the highest number of affirmative votes entitled to vote at the annual meeting will be elected. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company’s common stock present or represented and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting.

Holders of CDIs

Holders of CDIs have a right to direct CHESS Depositary Nominees Pty Ltd. how it should vote with respect to the proposals described in this proxy statement. Holders of CDIs must provide their duly executed directions, via the enclosed proxy card, to CHESS by 10:00 a.m. (Australian Eastern Standard Time) on June 11, 2005.

Quorum; Abstentions; Broker Non-Votes

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). As a result, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (i.e., shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

PROPOSAL ONE — ELECTION OF DIRECTOR

Our board of directors consists of eight directors, one of whom is standing for election: Edward F. West. In addition to the director standing for election, we have three incumbent directors with terms expiring in 2007, two incumbent directors with terms expiring in 2006, and two incumbent directors with terms expiring in 2005 who have elected not to stand for re-election. Our bylaws provide that the board of directors be divided into three classes. There is no difference in the voting rights of the members of each class of directors. Each class of directors serves a term of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year. There are no family relationships among any directors, nominees for director or executive officers of the Company, except that Evan Thornley and Tracey Ellery, members of the board of directors, are married. The names, ages, principal occupations and current terms of office of our directors as of April 18, 2005 are as follows:

Name	Age	Position	Expiration of Term
Anthony Castagna (1)(3)	57	Director, Macquarie Technology Ventures Pty Limited	2007
Teresa Dial (2)(3)	55	Chair of the Board, LookSmart	2007
David B. Hills	49	Chief Executive Officer, LookSmart	2006
Mark Sanders (2)(3)	61	President, Sanders Investment Partners, LLC	2007
Evan Thornley	40	Director, LookSmart	2005
Tracey Ellery	42	Director, LookSmart	2005
Edward F. West (1)(3)	52	Managing Director, Sage Partners LLC	2005
Gary A. Wetsel (1)(2)	59	Independent Consultant	2006

(1)	Member of Audit Committee

(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee

Unless marked otherwise, proxies received will be voted FOR the election of the nominee, Edward F. West. Mr. West is presently a director whose term will expire at the annual meeting. Mr. West is willing to be elected and to serve for the three-year term. If Mr. West is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holders or by the incumbent board of directors to fill the vacancy or (ii) for no one, leaving a vacancy. Alternatively, the size of the board of directors may be reduced accordingly. The board of directors has no reason to believe that Mr. West will be unwilling or unable to serve if elected as a director. Mr. West has been nominated to serve for a three-year term until the annual meeting of stockholders in 2008 or until his successor, if any, is elected or appointed.

Nominee for Election to the Board of Directors

Edward F. West has served as one of our directors since November 2001. Mr. West currently serves as Managing Director of Sage Partners LLC, an advisory services firm in strategic leadership. Mr. West served as Chief Executive Officer of Colarity Corporation, a customer knowledge management company, from January 2001 to December 2003. From December 1999 to December 2000, Mr. West served as Chief Executive Officer of RealNames International, the global development subsidiary of RealNames Corporation, an Internet names and navigation platform provider. From May 1998 to December 1999, Mr. West served as Executive Vice President, Business Development, Sales and Marketing, at RealNames Corporation. From January 1996 to April 1998, Mr. West served as Chief Operating Officer of Softbank Interactive Marketing, a provider of marketing services and sales representation to Internet sites seeking interactive advertisers. Mr. West holds an M.B.A. from Harvard Business School and an A.B. in Architecture/Urban Planning from Princeton University.

The board of directors unanimously recommends that you vote FOR election of Mr. West as a director.

Incumbent Directors Whose Terms Continue After the Annual Meeting

The following persons are incumbent directors whose terms expire at the annual meeting of stockholders in 2006:

Gary A. Wetsel has served as one of our directors since September 2004. Mr. Wetsel is an independent consultant. Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, a provider of enterprise customer contact solutions, from April 2002 to March 2005. Prior to joining Aspect, Mr. Wetsel served as Vice President and Chief Financial Officer at Zhone Technologies, a telecommunications vendor, from 2000 to 2002. From 1998 to 2000, Mr. Wetsel served as Chief Executive Officer of WarpSpeed Communications, a broadband Internet provider. From 1996 to 1998, Mr. Wetsel was Executive Vice President and Chief Operating Officer at Wyse Technology, a computer terminal provider. Mr. Wetsel serves on the boards of directors of Blue Martini Software, a public company, and Seven Networks, a private company. Mr. Wetsel is a certified public accountant and holds a B.S. in Accounting from Bentley College.

David B. Hills has served as our Chief Executive Officer and as a director since October 2004. Mr. Hills served as President, Media Solutions, at 24/7 Real Media, Inc., an online marketing and technology company, with responsibility for all North American media and technology sales, from August 2003 to October 2004. From July 2001 to August 2003, Mr. Hills served as Chief Operating Officer and President of Sales for About Inc., an Internet search engine company. Prior to that time, Mr. Hills held various executive positions for subsidiaries of Cox Enterprises, including Vice President of Sales for Cox Interactive Media, an online provider of local content, from July 1999 to July 2001; Vice President and director of Cox Interactive Sales, an Internet advertising network, from May 1994 to July 1999; and Vice President for Telerep, a television and radio advertising sales representation firm and division of Cox Broadcasting, from 1987 to 1994. Mr. Hills holds a B.A. in Communications from Bethany College, West Virginia, and an M.S. in Communications from Boston University.

The following persons are incumbent directors whose terms expire at the annual meeting of stockholders in 2007:

Anthony Castagna has served as one of our directors since March 1999. Since 1997, Dr. Castagna has served as a non-executive director of Macquarie Technology Ventures Pty Limited, an Australian venture capital fund and wholly owned subsidiary of Macquarie Bank Limited, Australia’s largest investment bank, and as an independent advisor to the Macquarie Technology Investment Banking Division of Macquarie Bank Limited, an investment banking company. He is also a non-executive director of early-stage private technology-based companies in Australia, Asia and the United States. Dr. Castagna served as a non-executive director of BT LookSmart, the joint venture between LookSmart and British Telecommunications, until December 2002. Dr. Castagna holds a Bachelor of Commerce from the University of Newcastle, Australia, and an M.B.A. and Ph.D. in finance from the University of New South Wales, Australia.

Teresa Dial has served as one of our directors since January 2003 and as Chair of the Board since July 2004. From November 1998 to March 2001, Ms. Dial was Chief Executive Officer of Wells Fargo Bank and Group Executive Vice President and a member of the management committee of Wells Fargo & Co. From 1996 to November 1998, Ms. Dial was Vice Chair of Consumer and Business Banking and a member of the office of the Chairman of Wells Fargo & Company. From September 1991 to March 1996, she was Executive Vice President, Business Banking, of Wells Fargo. Prior to that time, Ms. Dial held various other management roles with Wells Fargo since 1980. Ms. Dial serves on the boards of directors of NDCHealth Corporation and Onyx Software Corporation. Ms. Dial also serves on the boards of Blue Shield of California and the Community Colleges Foundation, both of which are non-public entities. Ms. Dial is a graduate of the Graduate School of Credit and Financial Management and received her B.A. in Political Science from Northwestern University.

Mark Sanders has served as one of our directors since January 2003. Mr. Sanders currently serves as President of Sanders Investment Partners, LLC, a real estate investment firm. Mr. Sanders served as Chairman of Pinnacle Systems, a supplier of video creation, storage, distribution and streaming solutions, from July 2002 to September 2004. Mr. Sanders also served as director, President and Chief Executive Officer of Pinnacle Systems from January 1990 to July 2002. Prior to that time, Mr. Sanders served in a variety of management positions, most recently as Vice President and General Manager of the Recording Systems Division of Ampex, Inc., a manufacturer of video broadcast equipment. Mr. Sanders also serves on the board of directors of Bell Microproducts Inc., a computer storage and semiconductor company. Mr. Sanders holds a B.S. in Electrical Engineering from California Polytechnic University, Pomona and an M.B.A. from Golden Gate University.

Incumbent Directors Whose Terms Do Not Continue After the Annual Meeting

The following persons are incumbent directors whose terms expire at the annual meeting and who have opted not to stand for re-election:

Tracey Ellery co-founded LookSmart and has served as a director since September 1997. Ms. Ellery served as President of LookSmart from June 1999 to March 2001 and Senior Vice President of Product from July 1996 to June 1999. From 1991 to 1994, Ms. Ellery was Chief Executive Officer of Student Services Australia, an Australian college publishing and retail company. Ms. Ellery studied drama and legal studies at Deakin University, Australia. Ms. Ellery is married to Mr. Thornley.

Evan Thornley co-founded LookSmart and served as its Chairman from July 1996 to June 2004. Mr. Thornley served as Chief Executive Officer of LookSmart from July 1996 to October 2002 and as President from July 1996 to June 1999. From 1991 to 1996, Mr. Thornley was a consultant at McKinsey & Company, a global consulting company, in their New York, Kuala Lumpur and Melbourne offices. Mr. Thornley holds a Bachelor of Commerce and a Bachelor of Laws from the University of Melbourne, Australia. Mr. Thornley is married to Ms. Ellery.

Board Committees and Meetings

In 2004, the board of directors held nine meetings and took action by written consent on four occasions. Each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which he or she served (during the periods that he or she served). The Company has a policy of encouraging board members’ attendance at annual stockholder meetings. In 2004, four members of the board of directors attended the annual stockholder meeting.

In March 1999, the board of directors established two standing committees: the audit committee and the compensation committee. Prior to that time, the functions of these two standing committees were performed by the board of directors. In June 2002, the board of directors established an additional standing committee: the nominating and governance committee.

Audit Committee.     The audit committee functions in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), by overseeing the accounting and financial reporting processes of the Company, as well as audits of the Company’s financial statements. The audit committee operates under a written charter adopted by the board of directors and has the authority to select, and is directly responsible for the selection of, the Company’s independent accountants. The audit committee approves the nature and scope of services to be performed by the independent accountants, reviews the range of fees for such services, confers with the independent accountants, and reviews the results of the annual audit and quarterly financial statements, reviews with the management and independent accountants the Company’s accounting and financial controls, and reviews policies and practices regarding compliance with laws and the avoidance of conflicts of interest. Currently, the audit committee consists of directors Castagna, West and Wetsel, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. Mr. West was appointed as Chairman of the audit committee in July 2004 and Mr. Wetsel is an “audit committee financial expert” within the meaning of applicable SEC rules. In 2004, the audit committee held six regular meetings and three special meetings. The charter of the audit committee is attached hereto as Exhibit B.

Compensation Committee.     The compensation committee is responsible for reviewing and recommending to the board of directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The compensation committee also is responsible for administering the Company’s stock option and other equity-based incentive plans. Currently, the compensation committee consists of directors Dial, Sanders and Wetsel, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. Mr. Sanders was appointed as Chairman of the compensation committee in July 2004. Prior to that time, Ms. Dial served as Chair of the compensation committee. In 2004, the compensation committee held six regular meetings, one special meeting, and took action by written consent on four occasions. The charter of the compensation committee is available for viewing and download at www.looksmart.com/aboutus.

Nominating and Governance Committee.    The nominating and governance committee develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the board of directors. The board of directors established the nominating and governance committee in June 2002. Currently, the nominating and governance committee is composed of directors Castagna, Dial, Sanders and West, all of whom are “independent” directors as defined in applicable listing standards of the National Association of Securities Dealers and applicable rules and regulations of the Securities and Exchange Commission. Mr. Castagna was appointed Chairman of the nominating and governance committee in June 2002. In 2004, the nominating and governance committee held two meetings. The nominating and governance committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the attention of the chairman of the nominating committee. The charter of the nominating and governance committee is available for viewing and download at www.looksmart.com/aboutus.

Nomination of Directors

The nominating and governance committee has in the past, and may in the future, use third party executive search firms to help identify prospective director nominees. In evaluating the suitability of each candidate, the nominating and governance committee will consider issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit (i) independence, (ii) integrity, (iii) qualifications that will increase overall board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The nominating and governance committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

LookSmart stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to: LookSmart Nominating and Governance Committee,  c/o General Counsel, 625 Second Street, San Francisco, CA 94107. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. LookSmart stockholders also have the right to nominate director candidates without any action on the part of the nominating and governance committee or the board, by following the advance notice provisions of LookSmart’s bylaws as described below under “Advance Notice Procedures”.

Compensation of Directors

Starting in June 2002, members of the board of directors have received the following compensation: (i) new non-employee directors are granted an option to purchase 50,000 shares of common stock upon joining the board of directors, which option vests monthly over 36 months, (ii) each year, non-employee directors are granted an option to purchase 30,000 shares of common stock, based upon the continued service of the director during the prior year, which vests immediately, (iii) $1,250 per quarter for members of the audit committee if the member attends 100% of meetings held by the committee during the quarter, (iv) $1,250 per quarter for members of the compensation committee if the member attends 100% of meetings held by the committee during the quarter, (v) $500 per meeting for members of the nominating and governance committee, (vi) $5,000 per quarter for members of the board of directors if the member attends 100% of meetings held by the board of directors during the quarter, (vii) $1,250 per quarter for the chairman of each of the audit and compensation committees, and (viii) $1,250 per quarter for service as a member of the board of directors of BT LookSmart, our joint venture with British Telecommunications. In addition, starting in January 2003, the chairman of the board received $12,500 per quarter. Directors may elect to take part or all of their cash compensation in the form of fully vested non-qualified stock options. If a director makes such election, the number of stock options granted will be three times the amount of cash compensation divided by the closing price of LookSmart stock on the date of grant. The options have an exercise price equal to the closing price of LookSmart stock on the date of grant. For all unvested options held by directors, vesting accelerates 100% in the event of involuntary termination of the director’s membership on the board of directors within 12 months after a change of control of the Company. For any quarter or year in which a director has not served as a board or committee member for the entire period, the compensation described above (except for the initial grant) is prorated for the period of time served. In October 2004, directors Dial, Sanders and West were each also granted an additional option to purchase 43,352 shares in connection with their additional services as directors, particularly their assistance in recruiting a new Chief Executive Officer and a new director in 2004.

From February 2000 until June 2002, directors received grants of stock options as follows: (i) new non-employee directors were automatically granted an option to purchase 50,000 shares of common stock upon joining the board of directors, and (ii) each year, non-employee directors were granted an option to purchase 20,000 shares of common stock, based upon the continued service of the director during the prior year. These stock options vested at a rate of  1/36th per month over the three years following the commencement of vesting, based on continued service as a director. Vesting accelerates 100% in the event of involuntary termination of the director’s membership on the board of directors within 12 months after a change of control of the Company. Effective in June 2002, directors’ compensation was revised as described above.

Directors received no other compensation for their services as directors in 2004, other than reimbursement of reasonable out-of-pocket expenses for attendance at board meetings.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of directors Dial, Sanders and Wetsel, none of whom is or has been an officer or employee of the Company. David B. Hills, Chief Executive Officer of the Company, is a member of the board of directors, but is not a member of the compensation committee and cannot vote on matters decided by the committee. Mr. Hills participates in compensation committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, but Mr. Hills is excluded from discussions regarding his own salary and incentive compensation.

No interlocking relationship exists between the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other party, nor has such relationship existed in the past.

Communications to the Board

The board of directors provides a process for LookSmart stockholders to send communications to the board of directors. Any stockholder who desires to contact the board of directors may do so by writing to: LookSmart Board of Directors, 625 Second Street, San Francisco, CA 94107. Communications received by mail will be forwarded to the chairman of the board who will, in his discretion, forward such communications to other directors, members of LookSmart management or such other persons as he deems appropriate.

Code of Conduct

LookSmart has adopted a code of ethics (referred to as the LookSmart Code of Business Conduct and Ethics) applicable to all directors, officers and employees of the Company and has established a hotline available to all employees on a confidential basis. The LookSmart Code of Business Conduct and Ethics is publicly available at www.looksmart.com/aboutus.

Board Independence

LookSmart’s board of directors has a majority of “independent” directors (Anthony Castagna, Teresa Dial, Mark Sanders, Edward F. West and Gary A. Wetsel), as defined in applicable listing standards of the National Association of Securities Dealers.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The audit committee of the board of directors has reappointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants of LookSmart for the current fiscal year. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as LookSmart’s independent accountants is not required by LookSmart’s bylaws, Delaware corporate law or otherwise. The board of directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as independent accountants, the audit committee of the board of directors will consider whether to retain that firm for the year ending December 31, 2005 and will consider the appointment of other certified public accountants. PricewaterhouseCoopers LLP audited the financial statements of LookSmart and its subsidiaries for the fiscal year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The board of directors unanimously recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of LookSmart.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth the number of shares of LookSmart common stock beneficially owned as of April 18, 2005, by

•	each beneficial owner of 5% or more of the Company’s outstanding common stock,

•	each of LookSmart’s directors and nominee for director,

•	each of the named executive officers, and

•	all of LookSmart’s directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock issued. Beneficial ownership is determined in accordance with SEC regulations and generally includes voting or investment power with respect to securities. Beneficial ownership also includes securities issuable upon exercise of warrants or stock options exercisable within 60 days of April 18, 2005. Percentage ownership is based on 113,750,931 shares of common stock outstanding as of April 18, 2005. Stock options or warrants exercisable within 60 days of April 18, 2005 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated below, the address of the persons listed is  c/o LookSmart, Ltd., 625 Second Street, San Francisco, 94107.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent Beneficially Owned
Five Percent Shareholders
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	10,384,115	9.1%
Named Executive Officers and Directors
Anthony Castagna	314,601	*
Joan Dauria	—	—
Teresa Dial	313,813	*
Tracey Ellery (2)	13,119,211	11.5
Brian Goler	3,150	*
David B. Hills	—	—
Jason Kellerman	—	—
William B. Lonergan	312,500	*
Anthony Mamone	531,583	*
Mark Sanders	127,240	*
Damian Smith	439,291	*
Evan Thornley (2)	13,119,211	11.5
Edward F. West	190,913	*
Gary A. Wetsel	12,500	*
All directors and executive officers as a group (13 persons)	14,632,023	12.6

*	Less than 1%.
(1)	Includes shares that may be acquired by the exercise of stock options granted under the Company’s stock option plans within 60 days after April 18, 2005. The number of shares subject to stock options exercisable within 60 days after April 18, 2005, for each of the named executive officers and directors is shown below:

Anthony Castagna	314,601
Teresa Dial	313,813
William B. Lonergan	312,500
Anthony Mamone	531,583
Mark Sanders	127,240
Damian Smith	429,291
Edward F. West	190,913
Gary A. Wetsel	12,500

(2)	Mr. Thornley and Ms. Ellery are husband and wife and, accordingly, each is the beneficial owner of shares held by the other. Mr. Thornley holds 6,484,605 shares in his own name, Ms. Ellery holds 6,484,606 shares in her own name, and Mr. Thornley and Ms. Ellery jointly hold 150,000 shares.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers, and their respective ages as of April 18, 2005, are as follows:

Name	Age	Position
Bryan Everett	35	Senior Vice President, Sales
Michael Grubb	40	Vice President, Technical Operations
David B. Hills	49	Chief Executive Officer and director
William B. Lonergan	48	Chief Financial Officer
Deborah Richman	43	Senior Vice President, Consumer Products
Erik Riegler	37	General Counsel, Vice President and Secretary

Bryan Everett has served as our Senior Vice President, Sales since December 2004. Prior to that time, Mr. Everett served as Vice President, Sales for Twelve Horses, an online marketing company, from September 2003 to December 2004 and as Regional Vice President, West Coast Sales from March 2003 to September 2003. Prior to that time, Mr. Everett served as Vice President, West Coast Sales for 24/7 Real Media, Inc., an online advertising network, from November 2000 to March 2003 and as Director, West Coast Sales from March 1999 to November 2000. Mr. Everett holds a B.A. in International Business from Lehigh University and an M.B.A. from Pepperdine University.

Michael Grubb has served as our Vice President, Technical Operations since September 2002. Prior to that time, Mr. Grubb served in various positions at Akamai Technologies, a web content delivery network service company, most recently as Vice President, Operations and Chief Systems Architect, from March 1999 to September 2002. Mr. Grubb holds an A.B. in Philosophy from Duke University and a J.D. from the University of North Carolina.

David B. Hills has served as our Chief Executive Officer and as a director since October 2004. Mr. Hills served as President, Media Solutions, at 24/7 Real Media, Inc., an online marketing and technology company, with responsibility for all North American media and technology sales, from August 2003 to October 2004. From July 2001 to August 2003, Mr. Hills served as Chief Operating Officer and President of Sales for About Inc., an Internet search engine company. Prior to that time, Mr. Hills held various executive positions for subsidiaries of Cox Enterprises, including Vice President of Sales for Cox Interactive Media, an online provider of local content, from July 1999 to July 2001; Vice President and director of Cox Interactive Sales, an Internet advertising network, from May 1994 to July 1999; and Vice President for Telerep, a television advertising sales representation firm and division of Cox Broadcasting, from 1987 to 1994. Mr. Hills holds a B.A. in Communications from Bethany College, West Virginia, and an M.S. in Communications from Boston University.

William B. Lonergan has served as our Chief Financial Officer since August 2003. Mr. Lonergan served as Chief Financial Officer of Tacit Knowledge Systems, Inc., a provider of enterprise collaboration management solutions, from July 2000 to August 2003. Prior to that time, Mr. Lonergan served in the auditing and consulting practices at KPMG LLP, a professional auditing firm, in a variety of roles for more than 20 years, most recently as a senior partner. Mr. Lonergan is a C.P.A., a Chartered Accountant, and holds a B.A. in Geography from the University of Durham, England.

Deborah Richman has served as our Senior Vice President, Consumer Products since January 2005. Prior to that time, Ms. Richman served as General Manager and Vice President of About Web Services, a web hosting provider owned by Primedia, from June 2003 to June 2004. Prior to that time, Ms. Richman served as Vice President for Overstock.com, an online retailer, with responsibility for all marketing activities, from April 2001 to April 2002. Prior to that time, Ms. Richman served as Chief Executive Officer of Strategic Media Research, Inc., a research firm serving radio and network companies, from September 1999 to October 2000. Ms. Richman started her career at Dun & Bradstreet, including its Nielsen divisions, beginning in July 1984. Ms. Richman holds a B.A. in History from Middlebury College and an M.B.A. from Dartmouth College.

Erik Riegler has served as our General Counsel and Secretary since February 2004 and as a Vice President since May 2004. Prior to that time, he served as our Assistant General Counsel from February 2000 to January 2004. He served as an Associate Attorney in the Corporate and Securities group at Wilson Sonsini Goodrich & Rosati, a law firm, from October 1996 to February 2000. Mr. Riegler holds a J.D. and a B.A. in Social Sciences from the University of California, Berkeley and an M.S. in Politics of the World Economy from the London School of Economics.

Summary Compensation Table

The following table shows information concerning the compensation earned during each of the last three full fiscal years by (i) each person who served as Chief Executive Officer in 2004, and (ii) the four other most highly compensated executive officers of the Company in 2004. The persons listed below are referred to throughout this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)(1)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Number of Shares Underlying Options
David B. Hills (2) Chief Executive Officer	2004 2003 2002	53,846 — —	25,000 — —	1,969 — —	2,000,000 — —	2,372 — —
Damian Smith (3) Former interim Chief Executive Officer	2004 2003 2002	222,063 236,220 205,783	111,463 80,698 —	161,319 — —	125,000 125,000 —	43,727 20,669 19,702
Jason Kellerman (4) Former Chief Executive Officer	2004 2003 2002	94,076 297,885 243,750	8,111 97,500 183,750	450,000 51,223 74,213	— 1,500,000 1,500,000	1,173 13,693 13,258
Joan Dauria (5) Former Vice President, Human Resources	2004 2003 2002	112,049 170,401 51,042	14,584 — —	63,942 — 10,000	— — 200,000	9,928 20,650 2,219
Brian Goler (6) Former Senior Vice President, Product	2004 2003 2002	124,164 170,401 168,846	30,649 12,007 —	70,673 — —	52,000 250,000 —	5,807 14,619 10,462
William B. Lonergan (7) Chief Financial Officer	2004 2003 2002	270,548 62,500 —	42,500 — —	— — —	— 750,000 —	15,859 2,022 —
Anthony Mamone (8) Senior Vice President, Sales	2004 2003 2002	199,880 181,641 155,000	90,000 52,708 52,353	— — —	— 365,000 —	6,306 12,719 6,941

(1)	The amounts in this column consist of (a) health insurance premiums paid by the Company on behalf of the named executive officer and (b) matching contributions made by the Company to the accounts of the named executive officers under the Company’s 401(k) plan, except as noted below in note 3. Under the 401(k) plan, matching contributions are 50% vested after the first year of employment and 100% vested after the second year of employment.
(2)	Mr. Hills joined the Company in October 2004. Amounts shown for 2004 reflect compensation for less than the full fiscal year. Amount shown in the column entitled “Other Annual Compensation” for 2004 reflects payments for relocation expenses.
(3)

Mr. Smith served as interim Chief Executive Officer from January to October 2004 and in an advisory capacity through November 2004. Prior to that time, Mr. Smith served as Chief Executive Officer of LookSmart International, Ltd., our Australian subsidiary. All payments to Mr. Smith were paid by our Australian subsidiary and, for purposes of this table and other disclosures in this proxy statement, all amounts have been converted to United States Dollars at a rate of AU$1.27 to US$1.00. Amount shown in the column entitled “Other Annual Compensation” for 2004 reflects payments for separation, annual leave, and long service entitlement upon termination of employment in November 2004. Amount shown in the column entitled “All Other Compensation” consists of (a) income protection insurance premiums paid by the Company on behalf of Mr. Smith and (b) contributions made by the Company to Mr. Smith’s account under his Australian retirement plan.

(4)	Mr. Kellerman served as Chief Executive Officer from October 2002 to January 2004. Prior to that time, Mr. Kellerman served in a variety of roles at the Company and LookSmart International, Ltd. Amount shown in the column entitled “Other Annual Compensation” for 2004 consists of a separation payment made in the first quarter of 2004. Amounts shown in the column entitled “Other Annual Compensation” for 2003 and 2002 reflect payments for housing, relocation, tax preparation, and tax equalization in connection with Mr. Kellerman’s relocation to Australia in September 2000 and to the United States in June 2001.
(5)	Ms. Dauria worked for the Company from September 2002 to July 2004. Amounts shown in the column entitled “Other Annual Compensation” for 2004 reflect separation payments made in the third quarter of 2004. Amounts shown in the column entitled “Other Annual Compensation” for 2002 reflect a one-time bonus paid upon the start of employment in 2002.
(6)	Mr. Goler worked for the Company from January 2001 to July 2004. Amount shown in the column entitled “Other Annual Compensation” reflects separation payments made in the third quarter of 2004.
(7)	Mr. Lonergan joined the Company in August 2003. Amounts shown for 2003 reflect compensation for less than the full fiscal year.
(8)	Mr. Mamone worked for the Company from March 1999 to October 2004 and is currently on a leave of absence. Amounts shown for 2004 reflect compensation for less than the full fiscal year.

Stock Option Grants in the Last Fiscal Year

The following table sets forth information regarding stock options granted to the named executive officers in 2004 and the values of those options:

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price Per Share ($)		Expiration Date (1)
						5%	10%
David B. Hills	1,750,000	38.0	$1.73		10/27/14	$1,903,978	$4,825,055
	250,000	5.4	$2.80	(2)	10/27/14	$4,497	$421,794
Damian Smith	125,000	2.7	$1.73		10/27/06	$22,166	$45,413
Brian Goler	52,000	1.1	$3.21	(2)	4/28/14	$32,978	$151,384

(1)	Denotes initial term of stock option grant. Messrs. Smith and Goler no longer work for the Company; accordingly, under the terms of their governing option agreements, these stock options expire or expired in November 2005 and November 2004, respectively.
(2)	These options were granted at an exercise price above fair market value on the date of grant.

The amounts shown in the column entitled “Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term” are based on the fair market value per share of common stock on the date of grant, compounded annually at 5% or 10% per annum over the initial term of the option, minus the exercise price per share, multiplied by the number of shares subject to the stock option. The real value of the options depends on the actual performance of the Company’s stock during the applicable period. The use of this valuation method should not be construed as an endorsement of its accuracy in valuing LookSmart options or common stock.

For the stock options noted above granted to Mr. Hills, 25% of each option becomes exercisable on the first anniversary of the date of grant and  1/48th of the shares become exercisable each month thereafter, so that all options are vested after four years. The stock options noted above granted to Messrs. Goler and Smith were fully vested on the date of grant. All stock options noted above included terms providing that vesting may be partially or fully accelerated upon certain events relating to a change in control of the Company. Stock options granted in 2004 under the Amended and Restated Plan generally: (i) expire after a term of ten years, (ii) terminate, with limited exercise provisions for a period of time, in the event of death, retirement or other termination of employment, and (iii) permit the optionee to pay the exercise price by delivery of cash or shares of the Company’s common stock.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information concerning option exercises in 2004 and unexercised in-the-money options held as of December 31, 2004 by the named executive officers. The amounts shown in the column entitled “Value Realized” are based on the market price of the purchased shares on the exercise date minus the exercise price of the option, multiplied by the number of shares subject to the option. The amounts shown in the column entitled “Value of Unexercised In-the-Money Options at Fiscal Year End” are based on the closing sales price of the Company’s common stock on the Nasdaq National Market on December 31, 2004 ($2.19) minus the exercise price of the option (if less than $2.19), multiplied by the number of shares subject to the option.

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Joan Dauria	91,666	$56,233	—	—	—	—
Brian Goler	175,452	$26,150	—	—	—	—
David B. Hills	—	—	—	2,000,000	—	$805,000
Jason Kellerman	429,341	$250,186	462,720	—	—	—
William Lonergan	—	—	234,375	515,625	$192,188	$422,813
Anthony Mamone	—	—	531,583	215,417	$312,335	$96,971
Damian Smith	—	—	429,291	—	$373,888	—

Employment, Severance and Change of Control Agreements

Other than as set forth below, the Company has no written employment agreements governing the length of service of its executive officers, or any severance or change of control agreements with its executive officers. Except as set forth below, each of its executive officers serves on an at-will basis.

In January 2004, in connection with the termination of employment of Scott Stanford, its former Vice President, Business Development, the Company agreed to provide six months of continued base salary at the annual rate of $250,000 and up to six months of health benefits (not including accrued vacation, 401(k) matching or stock option vesting).

In January 2004, the Company entered into a letter agreement with Damian Smith, its former interim Chief Executive Officer, providing that in the event of termination without cause or voluntary termination for good reason, the Company would pay 50% of his then-current base salary and a prorated portion of his annual incentive compensation at 100% of plan.

In February 2004, the Company entered into a separation agreement with Jason Kellerman, its former Chief Executive Officer, providing for (a) a lump sum payment of $487,500, (b) an extension of time for the exercise of vested stock options until January 20, 2005, and (c) continued health benefits until the earlier to occur of January 31, 2005 or Mr. Kellerman’s acceptance of other employment.

In February 2004, the Company entered into a settlement agreement with Peter Adams, its Chief Technical Officer, providing for continued provision of services by Mr. Adams until at least May 2004 and, after the termination of employment, for a lump sum payment of $69,231 and continued health benefits for four months.

In March 2004, the Company entered into a separation agreement with Brian Cowley, its former Senior Vice President, Business Development, providing for a lump sum payment of $87,500 and health benefits for up to three months.

In March 2004, the Company entered into a separation agreement with Garret Vreeland, its former Senior Vice President, Sales, providing for a lump sum payment of $102,965.

In August 2004, the Company entered into a separation agreement with Brian Goler, its former Senior Vice President, Product, providing for a lump sum payment of $78,329.

In August 2004, the Company entered into a separation agreement with Joan Dauria, its former Vice President, Human Resources, providing for (a) a lump sum payment of $78,526 and (b) three months of continued health insurance coverage.

In November 2004, the Company entered into a separation agreement with Damian Smith, its former interim Chief Executive Officer, providing for (a) a lump sum payment of $240,203, and (b) an extension of time for the exercise of vested stock options until November 12, 2005.

The Company has a severance agreement with David B. Hills, its Chief Executive Officer, providing that in the event of termination without cause, the Company will provide a severance package consisting of: (a) continued payment of his base salary for 12 months, (b) if termination occurs after December 31, 2005, an amount equal to his incentive bonus for the fiscal year prior to the fiscal year in which the termination occurs; or if termination occurs on or before December 31, 2005, an aggregate of $175,000 payable in 12 monthly installments, and (c) up to 12 months of continued health insurance from the date of the termination for him and his eligible dependents. If termination without cause occurs within 12 months after a change of control, the above severance package shall be: (a) lump sum payment of 100% of his then-current annual base salary, (b) an amount equal to the greater of (i) 100% of his annual incentive bonus for the year in which the change of control occurs or (ii) 100% of his annual incentive bonus for the year prior to which the termination occurs, and (c) up to 12 months of continued health insurance from the date of the termination for him and his eligible dependents.

The Company has a severance agreement with William B. Lonergan, its Chief Financial Officer, providing that in the event of termination without cause, the Company will provide a severance package consisting of: (a) a lump sum payment equal to 50% of his then-current annual base salary plus 100% of his annual performance bonus, and (b) up to six months of continued benefits coverage.

The Company has severance agreements with each of Bryan Everett, its Senior Vice President, Sales, and Deborah Richman, its Senior Vice President, Consumer Products, providing that in the event of termination without cause, the Company will provide a severance package consisting of a lump sum payment equal to 50% of his or her then-current annual base salary and 50% of his or her annual performance bonus (at plan).

Stock Options.     Pursuant to individual stock option agreements with the Company, the stock options held by executive officers are subject to accelerated vesting in the event of termination without cause following a change in control of the Company. In such event, the vesting of stock options will be accelerated in amounts between 25% and 100% of the shares subject to the stock option. A “change of control” is generally defined in the agreements as a merger or acquisition of the Company in which the stockholders of the Company prior to the transaction do not retain 50% of the voting securities of the surviving corporation or a sale of all or substantially all of the assets of the Company. Generally, (1) under the stock option agreements for newly hired executive officers, 25% of each option becomes exercisable on the first anniversary of the date of grant and  1/48th of the shares become exercisable each month thereafter, so that all options are vested after four years, and (2) for additional grants,  1/48th of the shares become exercisable each month, so that all options are vested after four years.

Indemnity Agreements.    The Company has entered into indemnity agreements with its directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Certain Relationships and Related Transactions

In April 2002, the Company loaned $250,000 to Dianne Dubois, its former Chief Financial Officer, in connection with the purchase of a personal residence. The loan was interest-free and included provisions for forgiveness annually in the first four years after the loan date, subject to performance measures being met. For the first year of the loan, the Company forgave $62,500 pursuant to this provision. Ms. Dubois resigned from employment with the Company in August 2003 and repaid the $187,500 balance of the loan in August 2004.

Shopping.com, a web-based shopping service, purchased $1.2 million of listings services from LookSmart in 2004. Greg Santora, a former member of our board of directors, became the Chief Financial Officer of Shopping.com in December 2003. Mr. Santora resigned from the board of directors in July 2004. All transactions between Shopping.com and LookSmart, both before and after Mr. Santora’s appointment as an officer of Shopping.com, were made at prevailing market prices and were the result of arms-length negotiations.

Equity Compensation Plan Information

The following table provides information concerning our equity compensation plans as of December 31, 2004 under which common stock of the Company is authorized for issuance.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under our equity compensation plans (excluding shares reflected in column 1) (2)
Equity Plans Approved by Stockholders	9,811,452	(1)	$2.01	11,114,157	(3)
Equity Plans not Approved by Stockholders	14,050	(4)	$9.04	—

Total	9,825,502		$2.02	11,114,157

(1)	Does not include 22,368 shares reserved for issuance upon exercise of stock options assumed in connection with our acquisition of Zeal Media, Inc., for which the weighted average exercise price is $0.77 per share, and 5,318 shares reserved for issuance upon exercise of stock options assumed in connection with our acquisition of WiseNut, Inc., for which the weighted average exercise price is $0.84 per share. The Company does not intend to grant any further options under these plans.
(2)	The maximum number of shares of common stock that may be issued under the Amended and Restated 1998 Stock Plan is subject to an annual increase in June of each year equal to the lesser of (i) 2,500,000 shares, (ii) 4% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lesser amount determined by the board of directors. The Company anticipates that the automatic annual increase of 2,500,000 shares, or a lesser amount as determined by the board of directors, will be added to the Amended and Restated 1998 Stock Plan in June 2005.
(3)	Includes 173,290 shares reserved for issuance in connection with our Employee Stock Purchase Plan.
(4)	Consists of warrants granted to seven employees, directors or consultants of Zeal Media, Inc. prior to its acquisition by LookSmart, all fully vested on the date of issuance. All warrants (a) are currently fully exercisable and entitle the holder to purchase shares of common stock of the Company at a fixed price, (b) have a term of five years and (c) will expire in 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is composed of directors Dial, Sanders and Wetsel, none of whom is a current or former employee of the Company or its subsidiaries. The compensation committee reviews and sets, subject to the approval of the board of directors, the compensation policies of the Company. The compensation committee also administers the Company’s compensation plans and reviews and sets, subject to the approval of the board of directors, the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the compensation of the other executive officers of the Company.

General Compensation Policy

The basic compensation philosophy of the compensation committee and the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company’s executive compensation policies are designed to achieve four primary objectives:

•	Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

•	Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

•	Provide incentives for achievement of longer-term financial goals; and

•	Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

Executive compensation at LookSmart consists primarily of the following components:

•	base salary and benefits;

•	amounts paid, if any, under bonus plans designed to encourage achievement of individual and company goals; and

•	participation in the Company’s stock option plan.

Each component of compensation is designed to accomplish one or more of the compensation objectives described above.

The participation of specific executive officers and other key employees in the stock option and equity-based incentive plans of the Company is recommended by management and such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the compensation committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the compensation committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s corporate responsibilities and ability to influence profits increase.

Base Salary

To attract and retain well-qualified executives, it is the compensation committee’s policy to establish base salaries at levels that have been confirmed to be, in the aggregate, competitive within similarly situated companies. Base salaries of executives are determined by the compensation committee by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. In making that comparison, the compensation committee uses internal and independent surveys of companies of a comparable stage of development. Included in the survey are some, but not all, of the companies included in the RDG Internet Composite Index, with the primary focus on Internet companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. Other factors considered by the compensation committee are the executive’s performance, the executive’s current compensation and the Company’s or the applicable business unit’s performance (determined by reference to revenues, costs and other quantitative measures of performance). Although the compensation committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative salary levels in the industry. In general, base salaries for the Company’s executives in 2004 were near the median of salaries paid by comparable companies. The 2004 average base salary of senior executives is generally consistent with the previous year’s levels, with some differences for specific individuals that were the result of changes in the executives employed by the company, differences in individual experience and performance levels, and changes in senior executive responsibilities.

Stock-Based Incentive Compensation

Awards under the Company’s stock option and employee stock purchase plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The compensation committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility.

Under the Company’s stock option plan, the compensation committee may grant to executives and other key employees restricted stock and/or stock options. The compensation committee reviews and approves grants to executives and exceptional grants to employees. The compensation committee reviews and approves a standard structure for grants to new non-executive employees and discretionary grants to eligible employees. The compensation committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. All of the options granted in 2004 were nonqualified stock options with an exercise price equal to the closing price of LookSmart stock on the day of the grant, except for two option grants to executives with an exercise price higher than the closing price of LookSmart stock on the day of the grant. Under the terms and conditions of the plan, the compensation committee may, however, grant nonqualified options with an exercise price above or below the market price on the date of grant.

In determining the number of stock options to be awarded to an executive, the compensation committee generally takes into consideration the levels of responsibility and compensation practices of similar companies. The compensation committee also considers the recommendations of management, the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, the number of options granted increases in proportion to each executive’s responsibilities.

Cash Incentive Compensation

Cash incentive compensation awards are designed to more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The compensation committee believes cash incentives have been demonstrated to be beneficial to all stockholders. The annual cash incentive amounts were set based on the compensation committee’s evaluation of the levels of responsibility and compensation practices of similar companies, the recommendations of management, the individual performance of the executive, and the overall compensation awarded to the executive. The cash bonuses granted to the named executive officers (other than the Chief Executive Officer, discussed below) in 2004 were based on (1) the Company’s achievement of financial goals (primarily operating profit), and (2) the achievement of individual performance goals.

Chief Executive Officer Compensation

Mr. Hills was hired as Chief Executive Officer in October 2004 at a base salary of $350,000 and with an annual performance incentive target of $175,000. Mr. Hills’s compensation level is consistent with the compensation policy of LookSmart described above and the compensation committee’s evaluation of his overall leadership skills and experience. In setting Mr. Hills’s base salary and total annual cash compensation, the compensation committee compared Mr. Hills’s cash compensation with that of chief executive officers of similar age and experience and with those of companies of similar general type and size. In the first quarter of 2005, the compensation committee awarded Mr. Hills a bonus of $25,000 for 2004, based on it’s evaluation of Mr. Hills’s performance in the fourth quarter of 2004. Mr. Hills had a portion of his total compensation “at risk” in 2004 because some of his potential compensation was based upon the stock option plan described above. Mr. Hills’s equity position in the Company consists of stock options subject to vesting.

Mr. Smith served as interim Chief Executive Officer from January to October 2004 at a base salary of $257,480 and with an annual performance incentive target of $128,740. Mr. Smith’s compensation level was consistent with the compensation policy of LookSmart described above and the compensation committee’s evaluation of his overall leadership skills and experience. In setting Mr. Smith’s base salary and total annual cash compensation, the compensation committee compared Mr. Smith’s cash compensation with that of chief executive officers of similar age and experience and with those of companies of similar general type and size. Following the end of Mr. Smith’s employment as interim Chief Executive Officer, the compensation committee approved a separation payment of $240,203 consistent with the Company’s letter employment agreement with Mr. Smith.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation paid to certain executive officers in excess of $1,000,000 per officer in any one year, except for “performance-based” compensation. The cash compensation paid to the Company’s executive officers in 2004 did not exceed the $1,000,000 limit per officer, nor is the cash compensation to be paid to executive officers in 2005 expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1,000,000 limitation, the compensation committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The compensation committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1,000,000 level.

The foregoing report has been submitted by the undersigned in our capacity as members of the compensation committee of the Company’s board of directors.

Respectfully submitted,

Teresa Dial

Mark Sanders, Chairman

Gary A. Wetsel

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on LookSmart common stock to the Nasdaq Stock Market (U.S.) Index and RDG Internet Composite Index. The graph covers the period from December 31, 1999 to December 31, 2004. The graph assumes that $100 was invested on December 31, 1999 in LookSmart common stock and in each index, and that all dividends were reinvested. LookSmart has not paid or declared any cash dividends on its common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

*	$100 invested on December 31, 1999 in stock or index, including reinvestment of dividends.

The dollar values for total stockholder return plotted in the graph above are shown in the table below:

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
LookSmart, Ltd.	$100.00	$9.03	$5.19	$9.19	$5.74	$8.11
Nasdaq Stock Market (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
RDG Internet Composite	100.00	57.26	40.00	27.91	38.25	41.67

The preceding stock performance graph and the Compensation Committee Report are not considered proxy “soliciting materials”, are not deemed “filed” with the Securities and Exchange Commission, and are not deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Notwithstanding anything to the contrary set forth in any of LookSmart’s previous filings made under the Securities Act or the Exchange Act that incorporate future filings made by the Company under those statutes, neither the above stock performance graph nor the Compensation Committee Report is to be incorporated by reference into any prior filings, nor shall the graph or report be incorporated by reference into any future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of directors Castagna, West and Wetsel. The role of the audit committee is to assist the board of directors in its oversight of the Company’s financial reporting process. The audit committee performs the duties set forth in its charter. The audit committee’s role includes the oversight of the Company’s financial, accounting and reporting processes, its system of internal accounting and financial controls and its compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of its independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of the annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and the independent auditors the adequacy of the Company’s internal financial controls, and reviewing our critical accounting policies and the application of accounting principles.

Each member of the audit committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of the Nasdaq listing standards.

The audit committee has reviewed and discussed with PricewaterhouseCoopers LLP (“PWC”) matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The audit committee has received from PWC a formal written statement describing the relationships between the auditor and LookSmart that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as well as a letter from PWC confirming that, in PWC’s professional judgment, it is independent of the Company. The audit committee has discussed with PWC matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee has reviewed and discussed with management and PWC the audited financial statements. The audit committee met with PWC, with and without management present, to discuss the results of its examinations, its evaluation of LookSmart’s internal controls, and the overall quality of LookSmart’s financial reporting.

Based on the reviews and discussions referred to above and the review of LookSmart’s audited financial statements for 2004, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for 2004 filed with the SEC.

The preceding Audit Committee Report is not considered proxy solicitation materials, is not deemed filed with the Securities and Exchange Commission, and is not deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Anthony Castagna

Edward F. West, Chairman

Gary A. Wetsel

INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PWC”) as LookSmart’s independent accountants for the fiscal year ending December 31, 2005. Representatives of PWC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by LookSmart for PWC

The following table presents fees and expenses for audit services rendered by PWC for the audit of our annual financial statements for fiscal years 2004 and 2003 and for other services rendered by PWC during these periods.

Fee Category	2004	2003
Audit Fees	$1,285,000	$639,000
Audit-Related Fees	—	—
Tax Fees	$50,000	$209,000
All Other Fees	$2,000	$2,000

Total All Fees	$1,337,000	$850,000

Audit Fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and expenses for professional services provided in connection with the assessment of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category includes fees for due diligence related to an acquisition and related correspondence with regulatory agencies. Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Tax Fees consist of fees for professional services for international tax return preparation. All Other Fees relate to an accounting research subscription.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PWC and has concluded that it is.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The policy of the audit committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors during the fiscal year. The audit committee pre-approves services by authorizing specific projects within the categories outlined above. The audit committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between audit committee meetings, and the chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. All of the services related to the fees described above were approved by the audit committee pursuant to the pre-approval provisions set forth in the applicable SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires LookSmart’s directors, officers and persons who beneficially own more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on review of the reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements in 2004, except that the Company’s General Counsel, Erik Riegler, filed an untimely Form 4 on May 5, 2004 reporting the grant of stock options on April 28, 2004.

ADVANCE NOTICE PROCEDURES

Under LookSmart’s bylaws, nominations for a director may be made only by the board of directors, a proxy committee of the board of directors, or by a stockholder entitled to vote who has delivered notice to the principal executive offices of LookSmart (containing certain information specified in the bylaws) (i) not less than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the board of directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of LookSmart (containing certain information specified in the bylaws) (i) not less than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in LookSmart’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 625 Second Street, San Francisco, California 94107.

SOLICITATION OF PROXIES

Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners.

ANNUAL REPORT ON FORM 10-K

A copy of LookSmart’s annual report for 2004 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to LookSmart Investor Relations, 625 Second Street, San Francisco, CA 94107, or by calling (415) 348-7000. It is also available in digital form for download or review by visiting www.looksmart.com/aboutus.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we, as well as brokers with account holders who are LookSmart’s stockholders may be “householding” our proxy materials. In that case, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to LookSmart Investor Relations, 625 Second Street, San Francisco, CA 94107, or by calling (415) 348-7000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Exhibit A

Annual Report for the Year Ended 31 December 2004 — Additional Information

Required by ASX Listing Rule 4.10

This document forms part of the annual report and proxy statement of LookSmart, Ltd. lodged with the ASX, and sets out the additional information required by ASX listing rule 4.10 (in italics) to be included in the annual report.

4.10.3 A statement disclosing the extent to which the entity has followed the best practice recommendation set by the ASX Corporate Governance Council during the reporting period. If the entity has not followed all of the recommendations the entity must identify those recommendations that have not been followed and give reasons for not following them. If a recommendation had been followed for only part of the period, the entity must state the period during which it had been followed.

LookSmart has followed the best practice recommendations set by the ASX Corporate Governance Council throughout the reporting period to the extent that they are consistent with United States legal requirements and Nasdaq listing requirements, with the exceptions listed in this paragraph. Information regarding the corporate governance practices of LookSmart are set forth in greater detail in the proxy statement attached to the annual report, including the following items: (i) policies and procedures for the appointment and nomination of directors to the board of directors, (ii) the term of office of persons appointed to the board of directors, (iii) the compensation committee’s functions and role in determining compensation matters, (iv) compensation arrangements for the members of the board of directors, (v) the audit committee’s functions and role in selecting independent auditors and reviewing financial information, (vi) policies and procedures for stockholder communication with the non-management members of the board of directors, (vii) procedures for stockholder proposals to be included in the annual proxy statement. In addition, the proxy statement lists the executive and non-executive members of the board of directors. LookSmart’s board of directors established a nominating and governance committee in June 2002. LookSmart’s board of directors adopted Corporate Governance Guidelines in February 2004, which guidelines include: (i) a procedure by which the board may take independent professional advice at the expense of the Company, and (ii) a procedure by which the board conducts annual performance evaluations of its members. The annual performance evaluation for 2004 was in the form of an anonymous survey provided to board members, whereby each board member rated various aspects of the board’s performance as a whole and individual directors’ performance and was asked to provide suggestions to improve board performance. Because the Corporate Governance Guidelines were adopted in February 2004, for the portion of 2004 prior to the posting of the Corporate Governance Guidelines on the Company’s web site, the Company did not disclose the process for performance evaluation of the board, its committees and individual directors, and key executives. LookSmart’s board of directors regularly reviews matters which, in its opinion, constitute the greatest business risks and formulates arrangements to manage such risks. The following represent exceptions to the best practice recommendations set by the ASX Corporate Governance Council during the reporting period. Evan Thornley, who is not an independent director, served as chairperson of the board until July 1, 2004. LookSmart does not have a written policy regarding the rotation of external audit engagement partners and has not posted such a policy on its website. LookSmart does not have such a policy because pursuant to applicable laws in the United States, it is required to rotate the lead audit or coordinating partner and the reviewing partner off of the audit periodically and so the Company has not adopted a specific internal policy on such rotation. Other than its Code of Business Conduct and Ethics, which requires compliance with all applicable laws, LookSmart does not have specific written policies and procedures designed to ensure compliance with ASX Listing Rule disclosure requirements. LookSmart does have written policies and procedures designed to ensure compliance with SEC disclosure requirements, which requirements also promote the timely and balanced disclosure of material matters concerning the Company. LookSmart publishes several of its written policies and procedures on its website, but does not publish a summary of all of its policies and procedures because it is not common practice in the United States to do so. LookSmart does not have a written policy to promote effective communications with shareholders; however, LookSmart promotes effective communications with shareholders by (i) placing all press releases on its website, (ii) webcasting financial results calls, (iii) placing filings with the SEC on its website, and (iv) allowing investors to register for email alerts regarding the Company. Although LookSmart takes these steps to promote effective communications with shareholders, it has not adopted a written policy regarding the promotion of effective communications with shareholders because it is not common in the United States to adopt a written policy in this regard. LookSmart discloses the compensation of the five highest paid executives during the most recent fiscal year rather than the five highest paid executives continuing in employment, because this information is required to be disclosed pursuant to United States legal requirements and is consistent with United States public company corporate practices. LookSmart grants stock options to non-executive directors as part of their overall compensation packages, and this practice is consistent with public company practice in the United States.

4.10.4 The names of substantial holders in the entity, and the number of equity securities to which each substantial holder and the substantial holder’s associates have a relevant interest, as disclosed in substantial holding notices given to the entity. If a substantial holding notice discloses that related bodies corporate have the same relevant interest in the same number of equity securities, the annual report need only include the name of the holding company.

LookSmart has not received any substantial holding notices in the preceding 12 months. For a list of the principal stockholders of the Company, please see the response to Item 4.10.9 below.

4.10.5 The number of holders of each class of equity securities.

To LookSmart’s knowledge, as of 18 April 2005, LookSmart had approximately (i) 423 record holders of common stock, and (ii) 160 holders of stock options or warrants to purchase common stock. To LookSmart’s knowledge, as of 31 March 2005, LookSmart had approximately 11,826 holders of CDIs.

4.10.6 The voting rights attaching to each class of equity securities.

One vote attaches to each share of common stock. Consistent with this, one vote attaches to one CDI. Votes do not attach to warrants or stock options.

4.10.7 A distribution schedule of the number of holders of CDIs, in the following categories:

The following information is provided as of 31 March 2005:

1 – 1,000	(9,990 holders of CDIs)
1,001 – 5,000	(1,478 holders of CDIs)
5,001 – 10,000	(201 holders of CDIs)
10,001 – 100,000	(152 holders of CDIs)
100,001 – above	(5 holders of CDIs)

4.10.8 The number of holders holding less than a marketable parcel of the entity’s main class of securities (in the case of securities over which CDIs have been issued, including holders of CDIs), based on the market price at the specified date.

Based on the market price on 31 March 2005, the Company believes that there were approximately 7,720 holders holding less than a marketable parcel of CDIs.

4.10.9 The names of the 20 largest holders of each class of quoted equity securities, the number of equity securities each holds and the percentage of capital (in the case of a trust, interests) each holds.

The 20 largest holders of common stock as of 18 April 2005, number of shares held, and percentage is as follows:

Holder	Shares	Percentage
Evan Thornley and Tracey Ellery	13,119,211	11.53%
Allen Lee	718,329	0.63%
Chong-Moon Lee	328,052	0.29%
Furl LLC	311,031	0.27%
Hart Securities Ltd.	216,000	0.19%
Michael Giles	201,018	0.18%
Mark DiSalle	189,842	0.17%
Lyth Pty Limited	63,000	0.06%
Shell Cove Investment Corporation Pty Limited	62,850	0.06%
Volucer Investments Pty Limited	62,400	0.05%
Mostia Dion Nominees Pty Limited	60,106	0.05%
BioNet Systems LLC	50,045	0.04%
Hart Securities Ltd.	48,000	0.04%
Goldman Sachs & Co.	45,000	0.04%
Moo-Hun Lee	36,799	0.03%
David Roseman	35,000	0.03%
Guthy Renker Corporation	30,000	0.03%
Hyundai Venture Investment Corp.	29,438	0.03%
Anthony Kelly	20,016	0.02%
Hare & Co.	19,800	0.02%

The 20 largest holders of CDIs as of 18 April 2005, the number of CDIs held and percentage (on an as-converted to common stock basis) is as follows:

Holder	CDIs	Percentage
Mr Robert Wilson	287,500	2.39
Citicorp Nominees Pty Limited	280,658	2.33
Mr Xinhui Gong	140,000	1.16
Al & Cl Pty Ltd	105,885	0.88
Sf International Investment Pty Ltd	105,000	0.87
Comintra Pty Limited	100,000	0.83
Mr Spiro Cassis + Ms Cassandra Djamhur	75,000	0.62
Mr Sam Su + Mrs Quan Ngoc Luan	68,150	0.57
Sljm Pty Limited	65,000	0.54
Mr Jaswinder Takhar	63,413	0.53
Mr Spiro Cassis	61,500	0.51
Mr Robert Canale	60,000	0.50
Heytesbury Meadows Pty Ltd	55,000	0.46
Mr Canh Trong Tran + Mrs Huong Thanh Vien	55,000	0.46
Mr Hongwu Liu + Mrs Helen Wang	46,500	0.39
Mr Paul Thomas Lloyd	46,100	0.38
Dr Ming Lee	44,075	0.37
Mr John Isidor Goodman	42,500	0.35
Mr Jian Bin Wu	40,810	0.34
Comintra Pty Limited	40,000	0.33

4.10.10 The name of LookSmart’s secretary (in the case of a trust, the name of the responsible entity or management company and its secretary).

Erik Riegler

4.10.11 The address and telephone number of LookSmart’s registered office in Australia; and of its principal administrative office, if the two are different.

LookSmart, Ltd. does not have a registered office in Australia, as it is not an Australian company and is not registered as a foreign company under the Corporations Act 2001 (Cth). The address of LookSmart, Ltd.’s principal administrative office is 625 Second Street, San Francisco, CA 94107, ((415) 348-7000). The registered agent of our subsidiary, LookSmart International Ltd., is Ernst & Young, Level 33, 680 George Street, Sydney, NSW, 2000, Australia.

4.10.12 The address and telephone number of each office at which a register of securities, register of depositary receipts or other facilities for registration of transfers is kept.

Computershare Investor Services Pty Limited

Level 3, 60 Carrington Street

Sydney NSW 1115

61 2 8234 5000

Mellon Investor Services

235 Montgomery Street, 23rd Floor

San Francisco, CA 94104

(415) 743-1429

4.10.13 A list of other stock exchanges on which any of LookSmart’s securities are quoted.

Nasdaq National Market

4.10.14 The number and class of restricted securities or securities subject to voluntary escrow that are on issue, and the date that the escrow period ends.

Not applicable (no such securities on issue).

4.10.15 If LookSmart is a mining exploration entity, a list of its interests in mining tenements, where the tenements are situated and the percentage interest it holds in each.

Not applicable (LookSmart is not a mining exploration entity).

4.10.16 For each class of unquoted equity securities (except CUFs), the number of equity securities that are on issue and the number of holders. In addition, if a person holds 20% or more of the equity securities in an unquoted class, the name of the holder and number of equity securities held, unless the securities were issued or acquired under an employee incentive scheme.

As of 18 April 2005, LookSmart had 113,750,931 outstanding shares of common stock (quoted on the Nasdaq National Market), outstanding options to purchase 8,968,862 shares of common stock and outstanding warrants to purchase 14,050 shares of common stock.

4.10.17 A review of operations and activities for the reporting period.

See the Appendix 4E, the Company’s annual report, and the attached proxy statement.

4.10.18 Whether there is a current on-market buy-back.

There is no current on-market buy-back.

4.10.19 In its first two annual reports after admission, a statement about whether LookSmart used the cash and assets in a form readily convertible to cash that it had at the time of admission in a way consistent with its business objectives. If the use was not consistent, an explanation of how the cash and assets were used. The statement in the first annual report must be for the time between admission and the end of the reporting period. The statement in the second annual report must be for the whole of the reporting period.

Not applicable (LookSmart’s admission occurred in February 2000).

4.10.20 If the entity is an investment entity, each of the following:

(a) A list of all investments held by it and its child entities.

(b) The total number of transactions in securities during the reporting period, together with the total brokerage paid or accrued during that period.

(c) The total management fees paid or accrued during the reporting period, together with a summary of any management agreement.

Not applicable (LookSmart is not an investment entity).

4.10.21 A summary of any issues of securities approved for the purposes of Item 7 of section 611 of the Corporations Act which have not yet been completed.

Not applicable (no approvals sought under Item 7 of section 611 of the Corporations Act).

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF LOOKSMART, LTD.

PURPOSE:

The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of LookSmart, Ltd. (the “Company”), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

MEMBERSHIP:

The Audit Committee will consist of at least three (3) non-employee members of the Board. The members of the Audit Committee and the Committee Chair will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1. Reviewing on a continuing basis the adequacy of the Company’s system of internal controls;

2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit function;

3. Reviewing the independent auditors’ proposed audit scope and approach;

4. Reviewing the performance of the independent auditors, including a review of the experience and qualifications of the senior members of the independent auditor team;

5. Recommending the appointment of independent auditors to the Board of Directors;

6. Reviewing fee arrangements with the independent auditors;

7. Providing oversight of the independence of the independent auditors and ensuring that the Company annually receives from the independent auditors a formal written statement delineating all relationships between the company and the independent auditors;

8. Approve the retention of the independent auditor for any non-audit service and the fee for such service;

9. Recommend to the Board guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account;

10. Reviewing the annual and interim financial statements, including the results of the independent auditors’ reviews, before reporting to the public and filing with regulators, and consider whether they are complete and consistent with information known to Audit Committee members;

11. Conducting a post-audit review of the financial statements, audit findings and any management letter, including any significant suggestions for improvements provided to management by the independent auditors and any disagreements with management;

12. Reviewing significant accounting and reporting issues, including complex or unusual transactions, highly judgmental areas, the effect of alternative GAAP methods, recent professional and regulatory pronouncements, and understanding their impact on the financial statements;

13. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

14. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

15. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

16. Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act, including the process of communicating the code of conduct to Company personnel;

17. Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;

18. Reviewing related party transactions for potential conflicts of interest;

19. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist therewith;

20. Performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee shall meet at least four (4) times a year, with authority to convene additional meetings, as circumstances require. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance. All Audit Committee members shall be expected to attend each meeting, in person or via teleconference.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

REPORTS:

The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

PROXY	PROXY

LOOKSMART, LTD.

COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS, JUNE 15, 2005

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF LOOKSMART, LTD.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 15, 2005 and the Proxy Statement, and appoints David Hills and Erik Riegler, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of LookSmart, Ltd. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 625 Second Street, San Francisco, California, 94107, on June 15, 2005 at 9:00 a.m. Pacific Time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side.

(Continued, and to be marked, dated and signed, on the reverse side)

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							Please mark your votes as in this example.	☒
		FOR NOMINEE EXCEPT AS NOTED BELOW	WITHHOLD AUTHORITY TO VOTE			FOR	AGAINST	ABSTAIN
1.	To elect one director to serve on the Company’s Board of Directors until the Annual Meeting of Stockholders in 2008 or until his successor is duly elected and qualified:	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.	☐	☐	☐

	01 Edward F. West			3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting.

						The Board of Directors recommends a vote IN FAVOR OF the director listed above and a vote IN FAVOR OF the other listed proposal. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTOR LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSAL.

(Print name(s) on certificate) Please sign your name(s) (Authorized Signature(s) Date:
Please print the name(s) appearing on each share certificate(s) over which you have voting authority.

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